EXHIBIT 99

BLACK HILLS CORPORATION ANNOUNCES CEO SUCCESSION
AND CHANGES IN BOARD MEMBERSHIP

RAPID CITY, SD—January 14, 2003—Black Hills Corporation (NYSE: BKH), in keeping with its ongoing succession planning process, announced new executive leadership and changes in the membership of the Board of Directors.

        David R. Emery was named President and Chief Executive Officer, effective today. Mr. Emery formerly was President and Chief Operating Officer of the Company’s retail operations, Black Hills Power and Black Hills FiberCom. Mr. Emery was elected by the Board to fill a vacancy. A 14-year veteran of the Company, Mr. Emery has a distinguished career of advancement and Company achievements. From 1997 to 2003, he led the fuel resources business segments, which included responsibility for coal mining and oil and natural gas exploration and production. Mr. Emery holds a bachelor’s degree in petroleum engineering and a master’s degree in business administration.

         Mr. Emery succeeds Daniel P. Landguth, who has been Chief Executive Officer since 1991. Mr. Landguth, who remains Chairman of the Board, said, “I thank every one of our dedicated employees, who made my 34 years at the Company so fulfilling. I am as excited and confident as ever about Black Hills Corporation and the team that will continue its commitment to the customers, communities and investors we serve.”

         In addition, the Board of Directors elected Stephen D. Newlin to fill a vacancy on the Board. Mr. Newlin is President of the Industrial Sector of Ecolab, Inc. (NYSE:ECL). Ecolab is a global developer and marketer of cleaning, maintenance and repair products for the hospitality, institutional and industrial markets, headquartered in Minneapolis, Minnesota. Prior to that, Mr. Newlin was President, Chief Operating Officer and Vice Chairman of Nalco Exxon Energy Chemicals, a water treatment and process treatment specialty chemical company.

         Everett E. Hoyt, who was President, remains Chief Operating Officer of the Corporation. Mr. Hoyt is retiring later this year.

         The Company also announced the resignation of David S. Maney, effective January 9, 2004. Mr. Maney served on the Board of Directors since 1999.

         Black Hills Corporation is a diverse energy and communications company. Black Hills Energy, our wholesale energy unit, generates electricity, produces natural gas, oil and coal and markets energy; Black Hills Power is our electric utility serving 60,000 customers in western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, our broadband communications company providing service to more than 26,000 customers, offers bundled telephone, high speed Internet and cable entertainment services.